Exhibit 10.1

Snap-on Incorporated

December 18, 2007

Mr. Nicholas T. Pinchuk
1430 W. Lakewood Drive
Lake Forest, IL 60045

Dear Nick,

It is with pleasure that I confirm the details of your promotion to the position of president and chief executive officer.

Start Date:	December 18, 2007

Base Salary:	$750,000

MIP Target:	100% of base salary weighted as follows:
• 50% Snap-on Consolidated Financial Matrix
• 50% Strategic Business Goals

LTI Target Grant Value:	$3,000,000

The following terms and conditions also apply to your position:

1.                                       You will continue to be eligible for participation in the Company’s health benefits, supplemental pension, and deferred compensation plans; to the extent those plans continue to be offered to employees.

2.                                       As you were previously notified, the Company will offer you the opportunity to enter into a new change in control agreement to replace your current Senior Officer Agreement which will expire on January 31, 2008.

3.                                       In consideration of your promotion to president and chief executive offer, and effective on your start date, the Company will terminate the agreement dated June 4, 2002 regarding severance payments.

Please acknowledge your acceptance of the terms of this letter by dating and signing where indicated below.

By:		Accepted and Acknowledged By:

/s/ Roxanne Decyk		/s/ Nicholas T. Pinchuk
Roxanne Decyk		Nicholas T. Pinchuk
Chair, O&E Committee		President & Chief Operating Officer

Date:	December 18, 2007	Date:	December 18, 2007

cc:  Iain Boyd

Snap-on Incorporated
P.O. Box 1410, Kenosha, WI 53141-1410 * Tel: 262-656-5200